===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       FRIEDE GOLDMAN INTERNATIONAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

[Logo of                         Friede Goldman International
Friede Goldman
Appears Here]   ---------------------------------------------------------------
                         Houston . New Orleans . Jackson . Pascagoula

                                March 30, 1999

To Our Shareholders:

   On behalf of the Board of Directors, I cordially invite all shareholders to attend the 1999 Annual Meeting of Shareholders of our Company. The meeting will be held on Friday, April 30, 1999, at 10:00 a.m., at the Capital Club, Capital Towers, 19th Floor, 125 S. Congress Street, Jackson, Mississippi 39201. Proxy materials, which include a Notice of the Meeting, and proxy card, are enclosed with this letter.

   At the Annual Meeting, the Shareholders of the Company will be asked to (i) elect eight directors to serve for a one-year term until the 2000 Annual Meeting of Shareholders, (ii) amend the Company's Articles of Incorporation to prohibit cumulative voting in the election of directors, and (iii) ratify the appointment of Arthur Andersen LLP as the Company's auditors for 1999. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage paid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even though you may have previously returned your proxy. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

                                          Sincerely,

                                          [Signature Appears Here]

                                          J. L. Holloway
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                           Officer

                       FRIEDE GOLDMAN INTERNATIONAL INC.
                       525 E. Capitol Street, 7th Floor
                          Jackson, Mississippi 39201

                               ----------------

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 1999

                               ----------------

TO THE SHAREHOLDERS:

   The 1999 Annual Meeting of Shareholders of Friede Goldman International Inc., (the "Company"), will be held at the Capital Club, Capital Towers, 19th Floor, 125 S. Congress Street, Jackson, Mississippi 39201 at 10:00 a.m. on Friday, April 30, 1999, for the following purposes:

  1. To elect eight directors of the Company to hold office until the next annual meeting of shareholders (the 2000 Annual Meeting) and until their respective successors shall have been elected and qualified.

  2. To amend the Company's Articles of Incorporation to prohibit cumulative voting in the election of directors.

  3. To ratify the selection of Arthur Andersen LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 1999.

  4. Any and all matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.

   The close of business on Thursday, March 25, 1999, has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                          By Order of the Board of Directors,

                                          [Signature Appears Here]

                                          James A. Lowe, III
                                          General Counsel and Secretary

                       FRIEDE GOLDMAN INTERNATIONAL INC.
                       525 E. Capitol Street, 7th Floor
                          Jackson, Mississippi 39201

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 1999

                               ----------------

   This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Friede Goldman International Inc., a Mississippi corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Shareholders or any postponement or adjournment thereof (the "Annual Meeting") to be held at the Capital Club, Capital Towers, 19th Floor, 125 S. Congress Street, Jackson, Mississippi 39201 at 10:00 a.m. on Friday, April 30, 1999, for those purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about March 30, 1999.

Voting and Vote Required

   The Board of Directors has fixed the close of business on Thursday, March 25, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 23,346,272 shares of its common stock, par value $.01 per share ("Common Stock"). There are no other classes of voting securities of the Company outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting, except that in voting for the election of directors, cumulative voting is permitted. Cumulative voting entitles shareholders to as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected. Such votes may be cast all for a single candidate or the votes may be distributed among the candidates, as the shareholder may see fit if present to vote in person, or as the proxyholder elects, if voting by proxy. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

   The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are counted as "shares present" at the meeting for purposes of determining the presence of a quorum except in the case of the proposal to amend the Company's Articles of Incorporation. With respect to such proposal, broker non-votes will not be considered "shares present".

   The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock. Cumulative voting for the election of directors is permitted. The approval of all other matters will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxy at the Annual Meeting and entitled to vote on the subject matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

Revocation of Proxy

   Shareholders submitting proxies may revoke them at any time before they are voted on by (i) notifying Mr. James A. Lowe, III, Secretary of the Company, in writing of such revocation, (ii) by execution of a subsequent proxy sent to Mr. Lowe, or (iii) by attending the Annual Meeting in person and giving notice of revocation.

Notices to Mr. Lowe referenced in (i) and (ii) should be directed to Mr. James
A. Lowe, III, Secretary, Friede Goldman International Inc., 525 E. Capitol Street, 7th Floor, Jackson, Mississippi 39201.

Solicitation Expenses

   The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

                      ELECTION OF DIRECTORS (Proposal 1)

   The Company's Articles of Incorporation provide for the annual election of directors with each director's term expiring at the next annual meeting. The directors whose terms will expire at the 1999 Annual Meeting are J. L. Holloway, Jerome L. Goldman, Alan A. Baker, Howell W. Todd, T. Jay Collins, John G. Corlew, Raymond E. Mabus and Gary L. Kott.

Nominees for Election

   The Board of Directors recommends a vote FOR Messrs. Holloway, Goldman, Baker, Todd, Collins, Corlew, Mabus and Kott as directors to hold office until the 2000 Annual Meeting and until their successors are elected and qualified. The shares of Common Stock represented by returned proxy cards will be voted FOR the election of these nominees unless otherwise specified.

   J. L. Holloway has served as the Chairman of the Board, Chief Executive Officer and President of the Company since April 1997. In addition, Mr. Holloway has served as the Chairman of the Board, Chief Executive Officer and President of Friede Goldman Offshore, Inc. ("FGO", formerly HAM Marine, Inc.), from its formation in 1982 until April 1997, and from April 1997 Mr. Holloway has been the Chairman of the Board of FGO. Mr. Holloway also serves as a Director of Delta Health Group, a company that operates and manages health care facilities in the South and as President of State Street Properties, Inc., a commercial real estate development firm headquartered in Mississippi.

   Jerome L. Goldman has been a director of the Company since 1997. He is currently the Chairman and sole owner of J. L. Goldman Associates, Inc., naval architects and marine engineers. Mr. Goldman previously served as Chairman of Friede & Goldman, Ltd. since co-founding the company in 1949.

   Alan A. Baker has been a director of the Company since 1997. He is the retired Chairman of Halliburton Energy Services Group, a position he held from 1992 to 1995. He also served as the CEO of Halliburton Energy Services Group from 1992 to 1993. Mr. Baker currently serves as a consultant to Halliburton Company and is a director of Noble Affiliates, Inc., a worldwide oil and gas exploration and production company, Crestar Energy, an oil and gas exploration and production company and Nova Technology, a deepwater oil and gas service company. Mr. Baker is a member of the board of the Mid-Continent Oil and Gas Association.

   Howell W. Todd has been a director of the Company since 1997. He has served as President of Mississippi College since 1994. Dr. Todd previously served as Executive Director and Chief Executive Officer of the South Dakota Board of Regents, the governing board for the public higher education system in the state of South Dakota. Dr. Todd holds a Ph.D. from the University of Illinois.

   T. Jay Collins has been a director of the Company since 1997. He is currently the President of Oceaneering International, Inc., a position he has held since November 1998. From May 1995 to November 1998 he served as Executive Vice President of Oilfield Marine Services at Oceaneering International, Inc. From 1993 to 1996,

Mr. Collins served as Senior Vice President and Chief Financial Officer of Oceaneering International Inc. Prior to joining Oceaneering International Inc., Mr. Collins spent six years at Teleco Oilfield Services, Inc., most recently as Executive Vice President, Finance and Administration. Mr. Collins received a BA and ME from Rice University and an MBA from Harvard University.

   John G. Corlew has been a director of the Company since 1997. He is currently a member of the firm Watkins & Eager, PLLC in Jackson, Mississippi where he has practiced as an attorney since 1984.

   Raymond E. Mabus has been a director of the Company since 1997. He has served as President of International Management & Development Group Ltd. since October 1998 and as Of Counsel to the law firm of Baker, Donelson, Bearman & Caldwell since October 1996. From July 1994 through May 1996, Mr. Mabus served as Ambassador to the Kingdom of Saudi Arabia. From February 1992 through June 1994, Mr. Mabus served as Chairman of the Committee on the Future of the South and as a consultant in the private sector. From January 1988 through January 1992, Mr. Mabus served as Governor of the State of Mississippi. Mr. Mabus also serves as a director of the Kroll-O'Gara Company, a publicly traded risk mitigation company.

   Gary L. Kott has been a director of the Company since March 1999. He has served as a consultant in the private sector since July 1998. From April 1997 through June 1998, Mr. Kott served as Senior Vice President and Chief Financial Officer of Global Marine, Inc. From October 1979 through April 1997, Mr. Kott served as President and Chief Operating Officer of Global Marine Drilling Company, the principal operating subsidiary of Global Marine, Inc.

                       GENERAL INFORMATION WITH RESPECT
                           TO THE BOARD OF DIRECTORS

Meetings

   During the year ended December 31, 1998, the Board of Directors held seven meetings. During 1998, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. The Board of Directors also acted eight times by unanimous written consent in 1998.

Committees of the Board

   During 1998 there were three standby committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Mergers, Acquisitions and Legal Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee determines executive officers' and key employees' salaries and bonuses and administers the Company's Amended and Restated 1997 Equity Incentive Plan (the "Equity Incentive Plan"). The Mergers, Acquisitions, and Legal Committee reviews any proposed mergers and acquisitions and provides legal compliance oversight. Messrs. Goldman, Mabus and Todd serve as members of the Audit Committee, Messrs. Collins and Todd serve as members of the Compensation Committee and Messrs. Baker and Corlew serve as members of the Mergers, Acquisitions and Legal Committee. During 1998 the Audit Committee and the Mergers, Acquisitions and Legal Committee each held two meetings while the Compensation Committee held three meetings.

   Effective March 12, 1999, the Board of Directors divided the responsibilities of the Mergers, Acquisitions and Legal Committee between two newly created committees, the Mergers and Acquisitions Committee and the Legal Committee. The Mergers and Acquisitions Committee will review any proposed merger or acquisition while the Legal Committee will provide legal compliance oversight. Messrs. Baker and Mabus will serve as members of the Mergers and Acquisitions Committee and Messrs. Corlew and Collins will serve as members of the Legal Committee.

Directors' Compensation

   Each nonemployee director will receive a fee of $2,500 for attendance at each Board of Directors meeting and $500 for each committee meeting. Upon election to the Board of Directors, each nonemployee director receives stock options to purchase 1,000 shares of Common Stock. Each nonemployee director also receives stock options to purchase 2,000 shares of Common Stock annually. Each of such options has an exercise price equal to the market price on the date of grant. Effective January 1, 1999, each non-employee director received stock options to purchase 5,000 shares of Common Stock at an exercise price equal to the market price on December 31, 1998. Directors of the Company are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company.

                            PRINCIPAL SHAREHOLDERS

   The following table, together with the accompanying footnotes, sets forth information, as of March 12, 1999, regarding share ownership of all persons known by the Company to own 5% or more of the outstanding shares of Common Stock, and all executive officers and directors of the Company.

                                                     Shares of        Percent
                                                   Common Stock         of
                                               Beneficially Owned(1) Ownership
                                               --------------------- ---------
J.L. Holloway.................................       9,919,977(2)      42.5%
Carl M. Crawford..............................       1,500,370          6.4%
John F. Alford................................          95,050            *
Ronald W. Schnoor.............................         585,262          2.5%
James A. Lowe, III............................          90,994            *
Jobie T. Melton, Jr...........................          35,000            *
William E. Skinner............................           4,000            *
Alan A. Baker.................................           3,000            *
John G. Corlew................................           2,150            *
T. Jay Collins................................           6,000            *
Jerome L. Goldman.............................          43,002            *
Gary L. Kott..................................               0            *
Raymond E. Mabus..............................           3,000            *
Howell W. Todd................................           5,000            *
All executive officers and directors as a
 group (14 persons)...........................                         52.7%

--------
 *  Less than one percent.
(1) Includes shares of Common Stock issuable pursuant to stock options exercisable within 60 days of the date of this Proxy Statement.
(2) Includes 1,920,500 shares of Common Stock owned by a limited partnership of which Mr. Holloway is a general partner and 650,000 shares of Common Stock owned by a voting trust of which Mr. Holloway is sole trustee.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") during the years ended December 31, 1998, and December 31, 1997.

                          Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                  Annual Compensation              Awards
                             ---------------------------------  ------------
                                                                 Securities
  Name and Principal                              Other Annual   Underlying     All Other
       Position         Year  Salary  Bonus(1)    Compensation  Options (4)  Compensation(5)
  ------------------    ---- -------- --------    ------------  ------------ ---------------
J. L. Holloway........  1998 $350,000 $500,000            --           --        $2,728
  Chief Executive       1997 $362,232       --            --           --        $2,831
   Officer
Ronald W. Schnoor.....  1998 $162,500 $160,000            --           --        $2,290
  Executive Vice-       1997 $127,618 $ 60,883            --           --        $2,831
   President,
   Shipyard Operations
John F. Alford........  1998 $147,916 $120,000            --       70,000        $2,728
  Executive Vice        1997 $106,667 $104,231      $475,000(2)    76,820        $  523
   President
Jobie T. Melton, Jr...  1998 $125,000 $200,000(3)         --      150,000        $   95
  Chief Financial       1997       --       --            --           --            --
   Officer
William E. Skinner....  1998 $150,000 $ 65,000            --        5,000        $2,728
  President, Friede     1997 $ 72,449 $ 25,000            --       20,000        $  564
   Goldman Offshore,
   Inc.

--------
(1) Includes bonuses of $500,000, $100,000, $70,000, $50,000 and $50,000 earned in 1998 but paid to Messrs. Holloway, Schnoor, Alford, Melton and Skinner, respectively in 1999.

(2) Mr. Alford was granted shares in a predecessor of the Company in February 1997, which, after the reorganization of the Company in connection with its public offering, amounted to 76,820 shares of the Company's common stock. The Company recognized selling, general and administrative expenses in 1997 representing value of such shares based on an estimated initial public offering price for the Company's common stock, less a 10% discount because the shares received by Mr. Alford were not registered.

(3) Mr. Melton joined the Company as its Chief Financial Officer on July 1, 1998, and, received an inducement payment of $150,000 that is included in Bonus.

(4) Excludes options to purchase 90,000, 25,000, 15,000, 25,000 and 5,000 shares at $11.375 per share granted to Messrs. Holloway, Schnoor, Alford, Melton and Skinner, respectively, effective January 1, 1999. Such grants were part of a grant to employees of options totaling 289,500 shares at $11.375 effective January 1, 1999.

(5) Includes contributions by the Company in 1998 to the 401(k) Retirement Plan account of each of Messrs. Holloway, Schnoor, Alford, Melton and Skinner in the amounts of $2,500, $2,762, $2,500, $0 and $2,500, respectively; and term life insurance premiums paid by the Company on behalf of each of such Named Executive Officers in the amounts of $228, $228, $228, $95 and $228, respectively. Includes contributions by the Company in 1997 to the 401(k) Retirement Plan account of each of Messrs. Holloway, Schnoor, Alford and Skinner in the amounts of $2,603, $2,603, $386 and $469, respectively; and term life insurance premiums paid by the Company on behalf of each of such Named Executive Officers in the amounts of $228, $228, $137, and $95, respectively.

                                 Stock Options

   The following table reflects certain information regarding stock options granted to the Named Executive Officers during 1998.

                             Option Grants in 1998

                                                    Individual Grants
                         ------------------------------------------------------------------------
                         Number of  Percent of Total
                         Securities Options Granted  Exercise  Market Price            Grant Date
                         Underlying to Employees in    Price     on Grant   Expiration  Present
          Name           Options(1)   Fiscal Year    ($/Share)     Date        Date     Value(2)
          ----           ---------- ---------------- --------- ------------ ---------- ----------
J. L. Holloway..........       --           --             --         --          --           --
Ronald W. Schnoor.......       --           --             --         --          --           --
John F. Alford..........   70,000         19.7%       $15.188    $15.188     9/11/08   $  956,900
Jobie T. Melton, Jr.....  150,000         42.2%       $28.875                6/30/08   $3,569,150
William E. Skinner......       --           --             --         --          --           --

--------
(1) Excludes options to purchase 90,000, 25,000, 15,000, 25,000 and 5,000 shares at $11.375 per share granted to Messrs. Holloway, Schnoor, Alford, Melton and Skinner, respectively, effective January 1, 1999. Such grants were part of a grant to employees of options totaling 304,500 shares at $11.375 effective January 1, 1999.
(2) Grant date present value is based on valuations determined using the Black-Scholes model, a model commonly used to determine the value of stock options. Assumptions used in employing the Black-Scholes model were as follows:

      Expected volatility......................................        95.55%
      Risk-free rate of return.................................  5.23%--5.62%
      Dividend yield...........................................            0%
      Time of exercise.........................................           10 yr.

   Present values shown are amounts before any income taxes that would be imposed on the individuals.
(3) The options granted to Mr. Melton expire at a rate of 30,000 shares annually beginning on 6/30/03.

              Option Exercises in 1998 and Year End Option Values

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                           Options at          "In-the-Money" Options
                                                        December 31, 1998      at December 31, 1998(1)
                         Shares Acquired   Value    ------------------------- -------------------------
          Name             On Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ---------- ----------- ------------- ----------- -------------
J. L. Holloway..........         --              --       --            --           --           --
Ronald W. Schnoor.......         --              --       --            --           --           --
John F. Alford..........     76,820      $2,414,837       --        70,000           --           --
Jobie T. Melton, Jr.....         --              --   30,000       120,000           --           --
William E. Skinner......         --              --    4,000        16,000      $19,168      $38,332

--------
(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The value of unexercised options for each of the Named Executive Officers represents the difference between the exercise price of such options and the closing market price of the Company's common stock on December 31, 1998 ($11.375 per share), if such price exceeds the exercise price of the options.

                            STOCK PERFORMANCE GRAPH

   In its 1998 proxy statement, the Company included a performance graph comparing the cumulative total return of the Company's Common Stock through December 31, 1997, to the cumulative total return of the Nasdaq Composite Index and a peer group stock index (the "1997 Peer Group Index") consisting of a small group of publicly-traded companies which perform conversion and retrofit services of offshore oil rigs. In the past year, however, the Company listed its Common Stock on the New York Stock Exchange and the Company's business has grown and diversified. Accordingly, the Company believes the Nasdaq Composite Index and the 1997 Peer Group Index are no longer appropriate benchmarks of comparison. As a result, the performance graph below compares the cumulative total return of the Company's Common Stock with two new indexes, the Standard & Poor's Small Cap 600 Index (the "S&P Small Cap Index") and the Philadelphia Stock Exchange, Inc. Oil Services Index (the "OSX Index"), in addition to the Nasdaq Composite Index and the 1997 Peer Group Index. The Company does not intend to include the Nasdaq Composite Index and the 1997 Peer Group Index in subsequent proxy statements.

   The three companies that comprise the 1997 Peer Group Index are Halter Marine Group, Inc., Gulf Island Fabrication Inc. and Unifab International Inc. The fifteen companies comprising the OSX Index are: Baker-Hughes, Inc., Cooper Cameron Corp., Global Industries, Ltd., Global Marine Inc., Halliburton Company, Inc., Nabors Industries, Noble Drilling Corporation, R&B Falcon Corporation, Rowan Companies, Inc., Schlumberger Ltd., Smith International, Inc., Tidewater, Inc., Transocean Offshore Inc., Varco International, Inc., and Weatherford International Inc.



                             [Graph Appears Here]

                                        7/22/97 9/97 12/97 3/98 6/98 9/98 12/98
                                        ------- ---- ----- ---- ---- ---- -----
Friede Goldman International Inc.......   100   254   253  244  244  133    96
Nasdaq Composite Index.................   100   117   110  128  132  119   154
1997 Peer Group Index..................   100   164   138   91   87   69    32
S&P Small Cap Index....................   100   116   113  125  119   98   116
OSX Index..............................   100   115   107  102   87   59    53

--------
* Assumes $100 invested on July 22, 1997, in the Company's Common Stock and $100 invested on June 30, 1997, in each of the Nasdaq Composite Index, the 1997 Peer Group Index, the S&P Small Cap Index and the OSX Index, in each case with dividends reinvested.

                       REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors consists of two directors who are not employees of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the executive officers. The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that (i) attract and retain highly qualified individuals in these key positions, (ii) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and
(iii) support both the short-term and long-term goals of the Company. The Compensation Committee believes this approach closely links the compensation of the Company's executives to the accomplishments of Company goals and coincides with shareholder objectives.

   In addition, the Compensation Committee considers the anticipated tax treatment of the Company's executive compensation program. Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers to $1 million annually, unless certain conditions are met. Except in the case of option exercises or stock grants, the Committee believes that it is unlikely that any officer will receive compensation in excess of $1 million in the near future. However, it will be the policy of the Company to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals in order to seek to preserve the Company's tax deductions.

Base Salary

   The Committee periodically reviews and establishes base salaries. Generally, the base salaries of the Company's executive officers, including its Chief Executive Officer, are determined according to the following factors: the individual's experience level, scope and complexity of the position held and annual performance of the individual.

Incentive Compensation

   The Company's executive officers, including its Chief Executive Officer, are also eligible to earn annual bonuses. The Company's annual bonuses provide motivation toward and reward the accomplishment of corporate annual objectives and provide a competitive compensation package that will attract, reward and retain top-caliber individuals. The annual bonus amounts are based on both Company and individual performance. Performance goals are both qualitative and quantitative in nature. Qualitative goals include development and retention of key personnel, quality of products and services and management effectiveness. Quantitative goals include revenue and earnings targets and cost containment goals. At the end of each year, the extent to which individual and Company goals are met is evaluated. If target goals are met, the executive officers receive a target bonus. Although specific relative weights are not assigned to each performance factor, a greater emphasis is placed on increased earnings of the Company.

   This report is furnished by the Compensation Committee of the Board of Directors.

                                          Howell W. Todd, Chairman
                                          T. Jay Collins

                             EMPLOYMENT AGREEMENTS

   The Company entered into employment agreements with Messrs. Holloway, Melton and Alford, and Friede Goldman Offshore, Inc., a wholly-owned subsidiary of the Company ("FGO", formerly HAM Marine, Inc.), entered into employment agreements with Messrs. Crawford, Schnoor and Lowe. The salaries of these persons at January 1, 1998, were: Mr. Holloway, $350,000; Mr. Schnoor, $138,000; Mr. Crawford, $120,000; Mr. Lowe, $120,000; and Mr. Alford,
$100,000. Effective July 1, 1998, the annual salaries of Messrs. Schnoor, Lowe and Alford were increased to $180,000, $132,000 and $175,000, respectively. Effectively January 1, 1999, the salaries of Messrs. Holloway, Schnoor and Alford were increased to $500,000, $250,000 and $250,000, respectively.

   The employment agreements relating to Messrs. Holloway, Crawford and Schnoor were effective on January 1, 1997, have initial terms of one year and, unless earlier terminated pursuant to the terms thereof, continue thereafter on a year-to-year basis. Each of such agreements is terminable by the employer for "cause" upon ten days written notice and without "cause" by either party upon thirty days written notice. In the event an officer's employment is terminated by the employer without "cause," such officer will be entitled to receive a lump-sum severance payment at the effective time of termination equal to the base salary at the rate then in effect for a period of 30 days. In addition, the employment agreements restrict these individuals from competing with the Company for a period of 30 days from the date of termination.

   FGO entered into an employment agreement with Mr. Lowe effective January 1, 1997, which agreement is terminable by FGO at any time. In the event the agreement is terminated by FGO for any reason, Mr. Lowe will receive a lump-sum severance payment of $66,000. Pursuant to the agreement, Mr. Lowe received shares of common stock in a predecessor to FGO which were exchanged for 76,820 shares (153,640 shares after the 2-for-1 stock split) of the Company's Common Stock pursuant to the reorganization of the Company completed in connection with the initial public offering (the "Reorganization").

   The Company and a predecessor of FGO entered into an employment agreement with Mr. Alford on May 21, 1997, which agreement was terminable by the Company at any time. Pursuant to the agreement, Mr. Alford received shares of common stock of a predecessor of FGO which were exchanged for 38,410 shares (76,820 shares after to 2-for-1 stock split) of the Company's Common Stock pursuant to the Reorganization. In addition, Mr. Alford was granted options to purchase additional shares of common stock of FGO effective as of February 14, 1997, which, upon completion of the Reorganization, were converted into options to purchase an aggregate of 38,410 shares (76,820 shares as adjusted for the 2-for-1 stock split) of the Company's Common Stock, subject to a vesting schedule relating to the exercisability of such options, at a purchase price of $1.195 per share (as adjusted for the 2-for-1 stock split). On February 14, 1998, Mr. Alford exercised his stock options in full and purchased 76,820 shares of the Company's common stock. Effective August 1, 1998, the Company entered into a new employment agreement with Mr. Alford, which agreement is terminable by the Company any time. In the event the agreement is terminated by the Company for any reason other than cause, Mr. Alford will receive a lump sum severance payment equal to one year's base salary. Pursuant to the agreement, Mr. Alford was granted options to purchase an aggregate of 70,000 shares of the Company's Common Stock, subject to a vesting scheduled relating to the exercisability of such options, at a purchase price of $15.188 per share. In addition, in the event any one individual or entity, other than J.
L. Holloway or any entity in which J. L. Holloway has a 50% or greater ownership interest, acquires ownership of more than 50% of the Company's outstanding Common Stock (a "Change in Control"), then the stock options granted to Mr. Alford which are unexercised at the date of the Change in Control shall automatically double in amount and shall become immediately exercisable by Mr. Alford. Upon the termination of Mr. Alford's employment agreement upon a Change in Control, for any reason other than cause, Mr. Alford shall receive a lump sum severance payment equal to three years' base salary.

   The Company entered into an employment agreement with Mr. Melton effective July 1, 1998. Pursuant to the agreement, Mr. Melton was granted options to purchase an aggregate of 150,000 shares of the Company's Common Stock, subject to a vesting schedule relating to the exercisability of such options, at a purchase price of

$28.875 per share. The agreement terminates automatically upon Mr. Melton's death or disability and may be terminated by the Company for "cause" and by Mr. Melton for "good reason." In the event the agreement is terminated due to Mr. Melton's disability, then Mr. Melton shall continue to receive his monthly base salary for a period of six months following termination. In the event the agreement is terminated by the Company for "cause", any stock options granted to Mr. Melton that are exercisable at termination shall remain exercisable for a period of 90 days following the date of termination. If, during the first five years of the agreement, the agreement is terminated by the Company other than for "cause" or disability or by Mr. Melton for "good reason", then Mr. Melton shall receive a lump sum severance payment equal to one year's salary and the vesting schedule of Mr. Melton's options shall accelerate. Following the fifth anniversary of Mr. Melton's employment with the Company, in the event the agreement is terminated by the Company other than for "cause" or Mr. Melton's disability, or if Mr. Melton should terminate the agreement for "good reason", the Company's only obligation to Mr. Melton shall be the payment of his salary through the date of termination, a pro rata portion of his previous year's annual bonus, if any, any compensation previously deferred by Mr. Melton and unpaid accrued vacation.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In July 1997, the Company entered into an agreement with a company owned by Mr. Holloway, Mr. Crawford and Mr. Schnoor pursuant to which the Company agreed to lease an airplane from such company for a monthly payment of $50,000 per month. In addition, the Company agreed to maintain the airplane in good working condition, to pay all operating expenses related to the airplane and to maintain insurance on the airplane. The agreement had a term of one year and renewed automatically on an annual basis unless terminated by either party upon 30 days written notice to the other party. Effective December 1, 1998, the Company terminated the lease agreement and entered into a new agreement with a company owned by Mr. Holloway pursuant to which the Company agreed to lease a newer, more efficient airplane from such company for a monthly payment of $85,000 per month under the same terms and provisions as the prior airplane lease agreement. The Company believes that the terms of such agreement are no less favorable than the Company could have received from an unrelated party.

   John G. Corlew, a director of the Company, is a member of the Jackson, Mississippi law firm, Watkins & Eager, PLLC which from time to time performs legal services on behalf of the Company.

                 ELIMINATION OF CUMULATIVE VOTING (Proposal 2)

   The Board of Directors recommends a vote FOR the proposal to eliminate cumulative voting. The shares of Common Stock represented by returned proxy cards will be voted FOR the proposal to eliminate cumulative voting unless otherwise specified.

   This proposal would amend the Company's Articles of Incorporation (the "Articles") to eliminate the requirement of cumulative voting in the election of directors. The Mississippi Business Corporation Act ("MBCA") provides that shareholders shall have a right to cumulate their votes for directors unless the articles of incorporation provide otherwise. Under the proposal, the Articles would be amended to restate Article Fourth, Section B, as follows:

  B. Common Shares. All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law or as otherwise provided in the Directors' Resolution or Resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote. Notwithstanding any provision of the Mississippi Code, now or hereafter in force, no shareholder may cumulate his voting power in the election of directors. Each Common Share shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefore, and to participate equally in all distributions of assets upon liquidation.

   Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast for each such share a number of votes equal to the number of directors to be elected and to allocate those votes to one or more of the nominees for director. Therefore, even a shareholder with a minority percentage of the outstanding shares, by aggregating (i.e. "cumulating") all votes such shareholder is entitled to cast, may be able to elect one or more directors. In contrast, without cumulative voting, each shareholder has only one vote per share for each nominee.

   The elimination of cumulative voting will enable the holders of a majority of the shares entitled to vote in an election of directors to elect all of the directors being elected at that time and consequently, will make it more difficult for a minority shareholder of the Company to obtain representation on the Board of Directors. The elimination of cumulative voting might also, under certain circumstances, render more difficult, or discourage, a merger, tender offer or proxy contest, the assumption of control by a holder of a larger block of the Company's securities, or the removal of an incumbent management.

Advantages of Eliminating Cumulative Voting. The Board of Directors believes that the potential disadvantages of cumulative voting far outweigh the benefits due to the increase in takeover activity and the use of abusive takeover tactics in recent years. Cumulative voting may allow a minority of shareholders to obtain representation on a company's board of directors to further objectives, which may be contrary to those of the majority of the shareholders. Furthermore, cumulative voting may enable a minority to elect a director who represents interests intent on a takeover of the Company or similar action on terms not equally beneficial to all shareholders. For a board of directors to work effectively for all of the shareholders, each director should feel a responsibility to the shareholders as a whole and not to any special group of minority shareholders. If the proposed amendment is passed, it is unlikely any director will be elected by any special interest group of minority shareholders.

Disadvantages of Eliminating Cumulative Voting. The proposed amendment to eliminate cumulative voting in the election of directors may render more difficult and discourage the removal of incumbent directors and management. In addition, if a board of directors is unwilling to nominate or appoint to the board a representative of a substantial minority of its shareholders, cumulative voting might permit that minority to obtain board representation. Elimination of cumulative voting, particularly where a board of directors is large in number, substantially increases the percentage of shares required to gain representation on the board.

   The removal of cumulative voting could discourage accumulations of large blocks of the Company's Common Stock by purchasers seeking representation on the Board of Directors. Consequently, the adoption of this amendment could tend to reduce temporary fluctuations in the market price of shares of the Company's Common Stock, which might be caused by such accumulations. Accordingly, shareholders could be deprived of certain opportunities to sell shares at a temporarily higher market price.

                     APPOINTMENT OF AUDITORS (Proposal 3)

   The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1999. The shares of Common Stock represented by returned proxy cards will be voted FOR the ratification of Arthur Andersen LLP as the Company's independent certified public accountants unless otherwise specified.

   At the Annual Meeting a vote will be taken on the proposal to ratify the appointment by the Board of Directors of Arthur Andersen LLP, independent certified public accountants, as auditors of the Company's consolidated financial statements for the year ending December 31, 1999. Arthur Andersen audited the consolidated financial statements of the Company for the year ended December 31, 1998.

   Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to appropriate questions.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent shareholders are also required to furnish the Company with copies of all such filed reports.

   Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1998, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely filed during 1998, except that a late report on Form 4 was filed for Mr. Baker with respect to his purchase of 1,000 shares of the Company's Common Stock in December of 1998, a late report on Form 3 was filed for Mr. Melton with respect to his ownership of 1,000 shares of the Company's Common Stock and a late report on Form 4 was filed for Mr. Melton with respect to his purchase of 2,000 shares of the Company's Common Stock in August, 1998.

                                ANNUAL REPORTS

   The Company's Annual Report to shareholders, together with its Annual Report on Form 10-K, accompanies this Proxy Statement. The Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission on
March   1999. Additional copies of the Form 10-K, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any shareholder. Written requests for copies of the report should be directed to James A. Lowe, III, Secretary, 525 E. Capitol Street, 7th Floor, Jackson, Mississippi 39201.

               DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be included in the Proxy Statement relating to the Company's 2000 Annual Meeting of Shareholders (the "2000 Annual Meeting") pursuant to Rule 14a-8 must be received by the Secretary of the Company no later than December 1, 1999, and must otherwise comply with the requirements of Rule 14a-8.

   Proposals of shareholders submitted for consideration at the Company's 2000 Annual Meeting (outside of the Rule 14a-8 process) must be delivered to the Secretary of the Company no later than December 1, 1999, but no earlier than November 1, 1999. If such timely notice of a shareholder's proposal is not given, the proposal may not be brought before the 2000 Annual Meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the 2000 Annual Meeting.

                                 OTHER MATTERS

   The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

FRIEDE GOLDMAN INTERNATIONAL INC.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

        Solicited by the Board of Directors of Friede Goldman International Inc.

        The undersigned hereby appoints J.L. Holloway and James A. Lowe, III, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Friede Goldman International Inc. that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders thereof to be held on April 30, 1999, or at any adjournment or postponement thereof, as follows:

        Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

                       PROPOSAL 1: ELECTION OF DIRECTORS

        [ ] FOR all nominees listed       [ ] WITHHOLD AUTHORITY
            below                             for all nominees listed below

J.L. Holloway, Jerome L. Goldman, Alan A. Baker, Howell W. Todd, T. Jay Collins, John G. Corlew, Raymond E. Mabus and Gary L. Kott, to hold office until the 2000 Annual Meeting and until their successors are elected and qualified.

        INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided here. To allocate votes among nominees under the provisions for cumulative voting described in the accompanying proxy statement, specify voting instructions in the space provided below.

--------------------------------------------------------------------------------

           PROPOSAL 2: AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                 TO ELIMINATE CUMULATIVE VOTING FOR DIRECTORS

        [ ] FOR                 [ ] AGAINST                  [ ] ABSTAIN

--------------------------------------------------------------------------------

  PROPOSAL 3: APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE COMPANY

        [ ] FOR                 [ ] AGAINST                  [ ] ABSTAIN


        Please check the following box if you plan to attend the Annual Meeting of Shareholders in person. [ ]

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                Dated:  ____________________________, 1999

                                __________________________________________
                                                Signature

                                Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

 Please complete, sign and promptly mail this proxy in the enclosed envelope.